Exhibit 99.1 - Press Release dated December 3, 2007

NEWS RELEASE for December 3, 2007

Contact:	Joe Allen	Sid L. Anderson, Chairman
	Allen & Caron Inc	Chatsworth Data Solutions, Inc
	212-691-8087	918-645-3701
	joe@allencaron.com	sid@slacollc.com

CHATSWORTH DATA ANNOUNCES HIRINGS

CHATSWORTH, CA (December 3, 2007) Chatsworth Data Solutions, Inc. (OTCBB:CHWD) (the “Company”) announced today that effective November 30, 2007 J. Stewart Asbury III resigned as President and Chief Executive Officer of Chatsworth Data Solutions, Inc. and Chatsworth Data Corporation (“CDC”), its wholly owned subsidiary. Sid L. Anderson, the Company’s Chairman and Executive Director, will replace Mr. Asbury as President and Chief Executive Officer of the Company and Louis W. Dedier III will replace Mr. Asbury as President and Chief Executive Officer of CDC. Mr. Asbury will remain with CDC as its Executive Vice President and Chief Operating Officer.

Mr. Anderson, 60, began his professional career with Peat, Marwick, Mitchell & Co., (currently KPMG) in Tulsa, OK where he was employed for over five years in the firm’s tax department leaving in December 1977 as a Tax Manager. After leaving public accounting, Mr. Anderson practiced law for five years and was a Partner with the law firm of Pray, Walker, Jackman, Williamson & Marlar in Tulsa, Oklahoma. In 1981, Mr. Anderson founded Pan Western Energy Corporation, a small publicly traded oil and gas exploration and production company, where he served as the company’s President and Chief Executive Officer and Chairman of its Board of Directors for nineteen years until the company was sold October 1, 2000.

Mr. Anderson received his undergraduate degree in Business Administration from the University of Oklahoma in 1969 and his Juris Doctorate degree from the University of Oklahoma in 1972. He was admitted to practice law in Oklahoma in 1972 and received his Certified Public Accountant certificate in 1975. Mr. Anderson also was licensed to practice before the United States District Court for the Northern District of Oklahoma and the United States Tax Court. Mr. Anderson has served on the board of numerous civic and academic organizations as well as public trust authorities including the board of trustees of Oklahoma State University - Tulsa and the University of Tulsa, College of Business Administration Executive Advisory Board. Mr. Anderson has also served as a trustee of the Tulsa Industrial Authority, the University Center at Tulsa Trust Authority and the Economic Development Commission for the City of Tulsa. In addition, Mr. Anderson served in the United States Army Reserve (Captain) from 1971 through 1986 and is a member of the National Eagle Scout Association.

Prior to joining Chatsworth Data Corporation, Mr. Dedier was Vice President of Western US Operations for Election Systems & Software for five (5) years which included primary responsibility for sales and services of election systems in the western United States. Prior to that, Mr. Dedier was employed by the State of California for twenty years in various positions including Deputy Secretary of State, Business Operations Officer, Director of Voting Systems Technology and Y2K Coordinator. Mr. Dedier has received a number of engineering technical certifications, completed the State of California Management certification program, and set on a number of appointed committee’s during his tenure with the State of California. Mr. Dedier also served on the Sacramento County, CA School Board for two terms. In addition, Mr. Dedier has been involved in a number of businesses in the private sector. Mr. Dedier attended California State University.

In making the announcement, Anderson said “Chatsworth Data Corporation is extremely fortunate to hire an individual with Mr. Dedier’s experience and qualifications. CDC has always manufactured quality products but has not done a particularly good job marketing and selling those products. I am confident that Lou will successfully transform CDC to a sales mentality. Also, CDC has been involved with Lou for a number of years through CDC’s relationship with his previous employer and he has demonstrated time and again his ability to assemble and manage a world-class sales team. Professionally, Lou is one of the best salesmen I have ever been around and his substantial contacts run the breadth of CDC’s vertical markets.”

“Chatsworth Data Corporation has manufactured accurate and reliable optical mark readers and related products for over 35 years,” noted Mr. Dedier. “I look forward to the opportunity to lead CDC into the scanner market with the introduction of its new line of scanners as well as the new market opportunities these scanners will open to CDC. Further, we will assemble a world-class sales team at CDC that will allow it to compete with anyone for sales within its existing vertical markets and the new markets we will develop thus demonstrating the high quality and reliability that Chatsworth products bring to various industries on whole,” Dedier said.

About Chatsworth Data Solutions, Inc.

Located in Chatsworth, CA, the Company is the parent of Chatsworth Data Corporation (“CDC”), of Chatsworth, CA. CDC has been trusted worldwide for 35 years as a provider of innovative, highly accurate and economically priced intelligent data capture technology. CDC provides the front end optical mark sensing and image scanning systems designed to meet the forms capture and document management needs of value added resellers, system integrators and applications developers who embed CDC technology into solutions tailored for several key markets. Chief among them are gaming, educational testing, elections, surveying, and intelligence gathering. Over a million reader and optical head assemblies have been sold by CDC to date. CDC also develops impact recording devices for packaging, shipping, insurance and transportation companies as well as organizations that manufacture fragile or sensitive products. Shares of Chatsworth Data Solutions, Inc. are traded on OTC:BB under the symbol CHWD. For more information about the Company and CDC, visit www.chatsworthdata.com.

Forward Looking Statements

This release contains or may contain certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in this release, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company’s reports filed or to be filed with the Securities and Exchange Commission entitled “Risk Factors”) relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future results, levels of activity, performance or achievements and actual results or developments may differ materially from those in the forward looking statements. The Company does not undertake any obligation to update any of the forward-looking statements to conform these statements to actual results.